Exhibit 4.3.3

SECOND AMENDMENT TO THE

EXELON CORPORATION EMPLOYEE SAVINGS PLAN

(Amended and Restated as of July 1, 2015)

WHEREAS, Exelon Corporation (the “Company”) sponsors the Exelon Corporation Employee Savings Plan (Amended and Restated as of July 1, 2015) (the “Plan”); and

WHEREAS, the Company desires to amend the Plan at the request of the Internal Revenue Service, in connection with its review of the Plan for a favorable determination letter.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the power of amendment contained in Section 16.1 of the Plan, Article 2(12) of the Plan is amended, effective July 1, 2015, to read as follows:

(12) Common Stock. The common stock, without par value, of Exelon

Corporation, which is publicly traded on an established securities market.

IN WITNESS WHEREOF, Exelon Corporation has caused this instrument to be executed by its Senior Vice President and Chief Human Resources Officer, on this 13th day of June, 2017.

EXELON CORPORATION

By:	/s/ Amy E. Best
Amy E. Best
Senior Vice President and
Chief Human Resources Officer